Exhibit 5.1

Opinion of Weil, Gotshal & Manges LLP

[Weil, Gotshal & Manges LLP letterhead]

November 7, 2006

NextWave Wireless Inc.
12670 High Bluff Drive
San Diego, California 92130

Ladies and Gentlemen:

We have acted as counsel to NextWave Wireless Inc. , a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-4, File No. 333-137388 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended, in connection with the registration of 82,207,649 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), to be issued in connection with the merger of NW Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), with and into NextWave Wireless LLC, a Delaware limited liability company (the “Corporate Conversion Merger”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement; (ii) the form of the By-Laws of the Company, filed as Exhibit 3.2 to the Registration Statement; (iii) the Registration Statement; (iv) the Prospectus contained within the Registration Statement; (v) the Agreement and Plan of Merger, dated as of November 7, 2006, among the Company, Merger Sub, and NextWave Wireless LLC and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares to be issued in connection with the Corporate Conversion Merger have been duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and such Shares have been issued as contemplated in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP